Exhibit 99.0

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE:

August 27, 2004

Contact:

John Erickson, CFO (301) 951-6122

Tom McHale, Vice President, Finance and Investor Relations (301) 951-6122

AMERICAN CAPITAL ADDS CITIGROUP AFFILIATE TO CREDIT

FACILITY

Capacity Increased to $700 Million

Bethesda, MD – August 27, 2004 – American Capital Strategies Ltd. (Nasdaq:ACAS) announced today that Citigroup Global Markets Realty Corp. (“CGMRC”), an affiliate of Citigroup Inc., has joined an affiliate of Wachovia Bank, N.A. and JPMorgan Chase Bank as a lender in one of American Capital’s revolving credit facilities, committing up to $100 million in additional capacity. This results in an increase in the maximum availability under the facility to $700 million.

“We have been actively expanding our credit relationships to prepare us to meet the needs of our growing pipeline of opportunities,” said American Capital CFO John Erickson. “We are pleased to establish a credit relationship with CGMRC. With the addition of JPMorgan Chase Bank in July and CGMRC today, American Capital now has approximately $900 million of capacity from our combined credit facilities.”

As of July 31, 2004, American Capital shareholders have enjoyed a total return of 257% since the Company’s IPO – an annualized return of 20%, assuming reinvestment of dividends. American Capital has paid a total of $524 million in dividends and paid or declared $15.24 dividends per share since its August 1997 IPO at $15 per share.

American Capital is a publicly traded buyout and mezzanine fund with capital resources over $3.3 billion. American Capital is an investor in and sponsor of management and employee buyouts; invests in private equity sponsored buyouts, and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Principal and Senior Vice President, Business Development, at (800) 248-9340, or visit our website.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional or national economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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